Exhibit 99.1

                Cytec Announces Third Quarter Results

                    Full Year 2006 Outlook Updated


    WEST PATERSON, N.J.--(BUSINESS WIRE)--Oct. 19, 2006--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the third quarter of 2006 of $25.0 million or $0.51 per diluted share on net sales of $863 million. Included in the quarter is a pre-tax asset impairment charge of $15.4 million (after-tax $14.8 million or $0.30 per diluted share) relating to an unprofitable manufacturing site in Europe, a net pre-tax charge of $2.2 million ($1.6 million after-tax or $0.03 per diluted share) related to the completion of a detailed update of our asbestos contingent liability, a restructuring charge of pre-tax $1.1 million (after-tax $0.8 million or $0.02 per diluted share) for employee severance costs and a charge of pre-tax $0.2 million for integration expenses related to the Surface Specialties acquisition. Excluding these special items, net earnings were $42.4 million or $0.87 per diluted share.

    Net earnings for the third quarter of 2005 were $35.4 million, or $0.75 per diluted share, on net sales of $761 million. Included in the quarter was a gain of pre-tax $3.7 million (after-tax $2.4 million or $0.05 per diluted share) for interest rate derivative transactions associated with the Surface Specialties acquisition and a restructuring charge of pre-tax $1.1 million (after-tax $0.8 million or $0.02 per diluted share) related to employee severance. Excluding these special items, net earnings were $33.8 million or $0.72 per diluted share.

    David Lilley, Chairman, President and Chief Executive Officer said, "We had a very strong sales growth performance in the third quarter as our specialty businesses sales volume grew over 7% over the prior year period. However, we saw continued escalation in raw material costs coupled with significant tightness in raw material supplies which led to challenges in availability and significant cost increases cutting into our operating margins. We are raising prices but the lag effect in implementing selling price increases did not allow us to offset the cost increases in this quarter."

    Cytec Performance Chemicals Sales increased 10% to $233 million; Operating Earnings increased to $20.8 million

    Mr. Lilley continued, "In Cytec Performance Chemicals, selling volumes increased 8%, selling prices were up slightly and the impact of exchange rate changes increased sales 2%. Sales volumes were up in most product lines with the increase across all regions particularly in Europe and Asia-Pacific. Mining Chemicals again had strong growth particularly to the copper industry.

    "Operating earnings of $20.8 million were up compared to the $16.5 million in the third quarter of 2005. This is primarily due to the benefits of the higher selling volumes and previous restructuring activities partially offset by significantly higher raw material costs of approximately $9 million and $0.9 million related to the application of "Financial Accounting Standard No. 123R, "Share Based Payment" (SFAS 123R)."

    Cytec Surface Specialties Sales increased 8% to $384 million;
Operating Earnings decreased to $18.8 million

    "In Cytec Surface Specialties, selling volumes increased 5%, selling prices were flat and the impact of exchange rate changes increased sales 3%. The increase in selling volumes was strong in the Europe and Asia/Pacific regions while selling volumes in North America decreased reflecting weak demand.

    "Operating earnings of $18.8 million were down compared to the $20.3 million in the third quarter of 2005. The benefits of increased selling volumes and previous restructuring activities were more than offset by significantly higher raw material costs of approximately $6 million and a less favorable product mix. Also impacting the quarter was expense of $0.9 million related to the application of SFAS 123R."

    Cytec Engineered Materials Sales increased 11% to $151 million; Operating Earnings decreased slightly to $26.7 million

    "Cytec Engineered Materials selling volumes increased 10%, selling prices increased 1% and the impact of exchange rate changes on sales was essentially flat. The selling volume increase was primarily due to higher build rates for large commercial aircraft and military rotorcraft partially offset by the expected ramp down in volume for a European high-end automotive program.

    "Operating earnings of $26.7 million were down compared to the $27.6 million in the third quarter of 2005. The favorable impact of the higher selling volumes was offset by increased raw material costs of approximately $2 million, higher manufacturing period costs as a result of the increased production volumes, lower production rates in one of our carbon fiber plants due to trial runs of new product, some plant inefficiencies as well as planned higher technical service and research expenses. Also included in operating earnings was expense of $0.6 million related to the application of SFAS 123R."

    Building Block Chemicals Sales increased 60% to $96 million;
Operating Earnings increased to $9.9 million

    "Building Block Chemicals selling volumes increased 35%, selling prices increased 24% and the impact of exchange rate changes increased sales 1%. The increase in selling volumes is primarily related to the impact of plant shutdowns in 2005 due to the U.S. gulf coast hurricanes. The higher selling prices primarily reflect tighter supply/demand conditions for acrylonitrile and pass through of propylene cost increases.

    "Operating earnings increased to $9.9 million compared to a loss of $4.3 million in the third quarter of 2005. The increase was mostly due to the higher selling volumes, improved selling prices and increased plant production levels partially offset by significantly higher raw material costs of approximately $10 million and some difficulties in our plant operations. We also benefited in the quarter by approximately $2.7 million relating to a payment from our former melamine joint venture partner for early termination of the manufacturing joint venture for monies we expected to receive from our former partner in the fourth quarter of this year. Also included is expense of $0.3 million related to the application of SFAS 123R."

    Corporate and Unallocated

    James P. Cronin, Executive Vice President and Chief Financial Officer commented, "Included in the quarter is a pre-tax asset impairment charge of $15.4 million related to our Cytec Surface Specialties manufacturing site in France which produces solvent-borne alkyds and solvent-borne acrylics primarily for the European market. Only minor tax benefits were available on the impairment charge as a result of the existence of net operating losses in France which are not likely to be realized. These mature products are in a declining market with supplier overcapacity and severe price erosion and are generating losses. The outlook for recovery of these products is not positive and, as a result, we reduced the carrying value of the fixed assets and certain intangibles relating to this site to zero. A preliminary restructuring project for this site has been developed and a final decision is expected after consultation with our Works Council before year end.

    "We also recorded a restructuring charge of $1.1 million, which was primarily recorded in cost of sales and selling and technical services. This relates to headcount reductions principally in Specialty Chemicals. Also included in administrative expense are integration costs of $0.2 million related to the Surface Specialties acquisition.

    "As is our practice, we retained an outside actuarial consultant and completed a detailed update of our asbestos related contingent liabilities and related insurance receivables. While claims against us have dropped significantly since our last detailed review in 2003, our average settlement values have increased which, when forecasted forward to estimate the ultimate liability, necessitated an increase in our reserve of approximately $9.0 million. Partially offsetting the increase was a corresponding increase in our receivable for insurance recoveries of approximately $6.7 million reflecting an overall improved insurance position as well as reflecting the applicable insurance receivables on the increase in the reserve. Therefore, included in results for the quarter is a net pre-tax charge to earnings of $2.2 million ($1.6 million after tax or $0.03 per diluted share). As of September 30, 2006 our total asbestos related contingent liabilities and related insurance receivables were $54.6 million and $29.5 million, respectively. As a reminder, we forecast our liabilities through the year 2049 on an undiscounted basis and it should be noted that the ultimate liability and related insurance recovery for all pending and anticipated future claims cannot be determined with certainty due to the difficulty of forecasting the numerous variables that can affect the amount of the liability and insurance recovery but these amounts represent our best estimate.

    "Included in the third quarter of 2005 in administrative and general expense was a pre-tax charge of $1.1 million for employee related severance costs. Also, included in other income (expense), net in the third quarter of 2005 was a pre-tax gain of $3.7 million pertaining to interest rate derivative transactions related to the acquisition of the Surface Specialties business."

    Interest Expense

    Mr. Cronin commented, "Interest expense decreased primarily due to the overall lower debt level as we continue to make good progress in reducing debt incurred for the Surface Specialties acquisition in the first quarter of 2005."

    Income Tax Expense

    Mr. Cronin added, "We have reviewed our underlying annual effective tax rate taking into account the effect of the divestiture of the water treatment and acrylamide product lines. A good portion of the earnings from these product lines were realized in a low tax jurisdiction. With the sale of these product lines we lose this tax benefit going forward and as a result our annual underlying rate increased slightly to 27.5% from 27%. Our tax provision for the third quarter of 2006 was $15.3 million, or 38.0%, on the earnings before income taxes. Impacting the rate for the quarter was the limited tax benefit available on the French asset impairment charge and the impact of raising the full year underlying effective tax rate to 27.5%. Our underlying effective tax rate for the third quarter of 2005 was 26%."

    Cash Flow

    Mr. Cronin commented further, "We are again pleased with our cash flow generation in the quarter. Cash flow provided by operations was $66 million for the quarter which is net of an additional pension payment of $15 million to our U.S. plans. Trade accounts receivable dollars were up $2 million, in line with the increase in sales and days outstanding are 57 which is flat with the days outstanding at the end of the second quarter. Inventory dollars increased $17 million and days on hand are 71 which also is flat with the days on hand at the end of the second quarter. Capital spending for the quarter was $21 million and we are reducing our full year estimate to $100 million from $110 million. We continue to pay down debt in advance of scheduled payment dates and during the quarter we paid down $65 million of our debt.

    "Our cash flow from operations for the nine months ended September 30, 2006 is $161 million and year to date we have paid down $177 million of our debt."

    Sale of Water Treatment Chemicals and Acrylamide Product Lines

    Mr. Lilley continued, "As previously announced, earlier this month we completed the first of three phases of the sale of our water treatment chemicals and acrylamide product lines with estimated 2006 sales of approximately $300 million, to Kemira Group. This first phase includes the entire product lines excluding Cytec's manufacturing site in the Netherlands, which is expected to close in early 2007 and certain assets at various subsidiaries in Asia-Pacific and Latin America which are expected to close in the next six months. The timing of the flow of funds is approximately $208 million received for phase one, an estimated $20 million upon the Botlek closing and an estimated $12 million upon completion of the transfer of assets at the various subsidiaries for an estimated total of $240 million. The remaining closings are subject to certain other conditions and the amounts could change due to final working capital transferred.

    "The net effect of this transaction, excluding any anticipated gains on the closings, and giving effect to the use of net after-tax proceeds to pay down debt is expected to be about $0.04 dilutive to earnings per diluted share in 2006."

    2006 Outlook

    Mr. Lilley commented further, "We faced some very strong headwinds in the third quarter from significantly higher raw material costs and we forecast this to continue into the fourth quarter of this year. Despite decreasing crude oil and natural gas prices we are experiencing tightness in various raw material areas and consequential cost increases, and this situation extends across methanol derivatives, epoxy, acrylate esters and other raw material categories. We are actively raising our specialty chemicals selling prices to cover the increased costs and are making progress. However our selling price increases typically lag our raw material cost increases. Additionally, we continue to experience larger freight cost increases and our employee benefit costs are rising faster than anticipated. Also as previously discussed, the sale of the water treatment and acrylamide product lines is approximately $0.04 dilutive in the fourth quarter.

    "Concerning the demand side we expect our aerospace markets to continue to grow in the fourth quarter of 2006 in anticipation of increasing build rates for large commercial aircraft, business jets, and military rotorcraft. For our Specialty Chemicals segments we expect demand in North America and Europe to decline versus the third quarter as we typically see a seasonal slowdown. We expect demand in Asia-Pacific and Latin America to continue their good growth for the rest of 2006."

    Mr. Lilley continued with some additional comments, "In Cytec
Performance Chemicals, our full year guidance for a sales range of $840 million to $865 million and for an operating earnings range of $65 million to $68 million remains unchanged.

    "In Cytec Surface Specialties, our full year guidance for a sales range of $1.48 billion to $1.52 billion is unchanged. We expect that raw material costs will increase further in the fourth quarter and despite pricing actions, which lag supplier actions, we do not expect to fully cover these increases, and therefore we feel it prudent to change our operating earnings forecast to a range of $95 million to $100 million down from $97 million to $107 million.

    "In Cytec Engineered Materials, the aircraft manufacturers continue in their development of new platforms for the future including new applications for advanced composites and we anticipate increased aircraft production. We have a strong order book although we continue to expect some delays into 2007. Our full year guidance for sales remains unchanged at $590 million to $610 million. However, we do not expect to be able to fully make up the reduction in earnings we experienced due to the various cost inefficiencies in the plants and the impact of the investment in new product trials in our carbon fiber plants in the third quarter and we are changing our forecast for operating earnings to be in a range of $108 million to $113 million down from our previous guidance of $110 to $115 million.

    "Building Block Chemicals acrylonitrile margins improved in the quarter and we expect to hold them in the next quarter. Our melamine plant is running at low rates as we continue to market our additional melamine capacity and this will negatively impact our cost absorption in the fourth quarter. Taking into account the above, our full year guidance for sales increased to a range of $330 million to $350 million from a range of $310 to $330 million and operating earnings now looks to be higher than our previous estimate of $15 million by approximately $2 million.

    "We forecast no change in our guidance for Corporate and Unallocated, other income/(expense) and equity earnings. Our forecast for interest expense, net is forecast to be about $55 million from a range of $51 to $53 million primarily due to higher rates on our floating debt than anticipated and higher amortization of debt finance costs than anticipated. Our forecast for our underlying annual effective tax rate for ongoing operations remains at 27.5%.

    "Overall, our demand drivers remain mostly on track and we are continuing to react to the increasing raw material costs. Taking all the above into account, we are revising our forecast for full year diluted earnings per share to a range of $3.41 to $3.51 versus our prior range of $3.41 to $3.66 per diluted share."

    Excluded from the full year guidance are the following special items - (a) asset impairment charge related to Cytec Surface Specialties of pre-tax $15.4 million, (b) net restructuring charges of pre-tax $23.4 million, (c) a pre-tax $15.7 million gain related to resolution of a legal dispute, (d) a pre-tax charge of $1.3 million for integration expenses related to the Surface Specialties acquisition, (e) a pre tax charge of $2.2 million related to the asbestos contingent liability study, (f) a reduction in income tax expense of $3.5 million relating to the completion of prior years tax audits, and (g) the cumulative effect of an accounting change after-tax charge of $1.2 million related to the adoption of SFAS 123R,
(h) any anticipated gain associated with the phase one closing of the divestiture of the water treatment chemicals and acrylamide product lines, (i) any other matters of a similar nature that may arise in the fourth quarter."

    In closing Mr. Lilley commented, "We participate in the right markets with the right products as evidenced by our volume growth and will remain vigilant in our attempts to recover the increasing raw material costs through selling price increases. Our people continue to find opportunities to further improve our efficiency and productivity and we are not wavering in our belief that by focusing on what we can control, we will deliver improved results for all our stakeholders."

    Nine Month Results

    Net earnings for the nine months ended September 30, 2006 were $111.4 million or $2.30 per diluted share on sales of $2,536 million. Included in the results for the nine months ended September 30, 2006 were - (a) asset impairment charge of pre-tax $15.4 million (after-tax $14.8 million or $0.31 per diluted share), (b) net restructuring charges of pre-tax $23.4 million (after-tax $16.5 million or $0.34 per diluted share), (c) a pre-tax $15.7 million (after-tax $12.5 million or $0.26 per diluted share) gain related to resolution of a legal dispute, (d) a pre-tax charge of $1.3 million (after-tax $0.9 million or $0.02 per diluted share) for integration expenses related to the Surface Specialties acquisition, (e) a pre tax charge of $2.2 million (after-tax $1.6 million or $0.03 per diluted share) related to a contingent liability study/update, (f) a reduction in income tax expense of $3.5 million or $0.07 per diluted share relating to the completion of prior years tax audits, and (g) the cumulative effect of an accounting change after-tax charge of $1.2 million or $0.02 per diluted share related to the adoption of SFAS 123R. Excluding these special items, net earnings were $130.4 million or $2.69 per diluted share.

    Net earnings for the nine months ended September 30, 2005 were $40.7 million or $0.88 per diluted share on sales of $2,138 million. Included in the results for the nine months ended September 30, 2005 were - (a)purchase accounting related charges of $20.8 million pre-tax (after-tax $15.2 million, or $0.33 per diluted share), related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, (b) a charge of $37.0 million or $0.80 per diluted share related to the write-off of in-process research and development costs of Surface Specialties, (c) a pre-tax charge of $44.2 million (after-tax $28.1 million or $0.61 per diluted share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, (d) a pre-tax charge of $2.4 million (after-tax $1.8 million or $0.04 per diluted share) related to an anticipated settlement of a certain litigation matter, (e) a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.30 per diluted share) related to the optional redemption of our MOPPRS prior to their maturity, (f) an income tax benefit of $25.8 million, or $0.56 per diluted share, reflecting favorable partial resolution of tax audits with respect to prior year tax returns, (g) employee restructuring costs of $2.4 million (after-tax net $1.8 million or $0.04 per diluted share), and (h) a $4.4 million settlement to resolve a dispute over an environmental matter (after-tax net $3.2 million or $0.07 per diluted share). Excluding these special items, net earnings were $116.1 million or $2.52 on a diluted share basis.

    Investor Conference Call to be Held on October 20, 2006 11:00 A.M.
ET

    Cytec will host their third quarter earnings release conference call on October 20, 2006 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.

    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on October 20, 2006 until November 10, 2006 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International)
and entering access code 9453856. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (Dollars in millions, except per share amounts)

                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
--------------------------------------------------- ------------------
                                       2006   2005      2006     2005
--------------------------------------------------- ------------------

Net sales                            $863.4 $760.8  $2,535.9 $2,138.2
Manufacturing cost of sales           698.5  599.6   2,032.7  1,679.0
Selling and technical services         54.9   53.1     161.8    155.9
Research and process development       18.4   17.5      54.5     50.4
Administrative and general             25.8   26.2      76.7     70.7
Amortization of acquisition
 intangibles                           10.6    8.8      28.7     21.6
Write-off of acquired in-process
 research and development                 -      -         -     37.0
--------------------------------------------------- ------------------
Earnings from operations               55.2   55.6     181.5    123.6
Other income (expense), net            (1.2)   6.0      13.0    (44.9)
Equity in earnings of associated
 companies                              0.8    0.8       2.5      7.4
Interest expense, net                  14.5   15.9      43.7     63.9
--------------------------------------------------- ------------------
Earnings from continuing
 operations before income taxes
 and cumulative effect of
 accounting change                     40.3   46.5     153.3     22.2
Income tax provision (benefit)         15.3   11.6      40.7    (17.3)
--------------------------------------------------- ------------------
Earnings from continuing
 operations before cumulative
 effect of accounting change           25.0   34.9     112.6     39.5
Cumulative effect of accounting
 change (net of income tax
 benefit of $0.7)                         -      -      (1.2)       -
--------------------------------------------------- ------------------
Earnings from continuing
 operations                            25.0   34.9     111.4     39.5
Earnings from discontinued
 operations (net of income tax
 provision of $0.2 and $0.8)              -    0.5         -      1.2
--------------------------------------------------- ------------------
Net earnings                          $25.0  $35.4    $111.4    $40.7

Basic net earnings per common
 share:
Earnings from continuing
 operations before cumulative
 effect of accounting change          $0.52  $0.76     $2.38    $0.88
Cumulative effect of accounting
 change, net of taxes                     -      -     (0.03)       -
Earnings from discontinued
 operations, net of taxes                 -   0.01         -     0.03
--------------------------------------------------- ------------------
Net earnings                          $0.52  $0.77     $2.35    $0.91

Diluted net earnings per common
 share:
Earnings from continuing
 operations before cumulative
 effect of accounting change          $0.51  $0.74     $2.32    $0.86
Cumulative effect of accounting
 change, net of taxes                     -      -     (0.02)       -
Earnings from discontinued
 operations, net of taxes                 -   0.01         -     0.02
--------------------------------------------------- ------------------
Net earnings                          $0.51  $0.75     $2.30    $0.88

--------------------------------------------------- ------------------
Dividends per common share            $0.10  $0.10     $0.30    $0.30
--------------------------------------------------- ------------------
Weighted average shares
 outstanding (000 omitted)
--------------------------------------------------- ------------------
  Basic                              47,624 46,239    47,321   44,861
--------------------------------------------------- ------------------
  Diluted                            48,700 47,328    48,492   46,043
--------------------------------------------------- ------------------



                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
   CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS
                                SEGMENT
                        (Millions of dollars)

                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                       2006   2005      2006     2005
                                 ------------------ ------------------

Net sales
---------

Cytec Performance Chemicals
     Sales to external customers     $233.0 $211.6  $  688.6 $  634.9
     Intersegment sales                 1.3    1.1       5.2      3.9
Cytec Surface Specialties             383.6  353.6   1,148.3    893.1
Cytec Engineered Materials            150.9  135.7     441.6    404.5
Building Block Chemicals
     Sales to external customers       95.9   59.9     257.4    205.7
     Intersegment sales                20.8   13.7      67.2     58.5
                                      ------ ------  -------- --------
Net sales from segments               885.5  775.6   2,608.3  2,200.6
Elimination of intersegment
 revenue                              (22.1) (14.8)    (72.4)   (62.4)
                                      ------ ------  -------- --------

Net sales                            $863.4 $760.8  $2,535.9 $2,138.2
--------------------------------------------------- ------------------



                           % of        % of        % of          % of
                           sales       sales       sales         sales
                           -----       -----       -----         -----
Earnings (loss) from
 operations
--------------------

Cytec Performance
 Chemicals          $ 20.8    9% $16.5    8%$ 56.8    8% $39.6(1)   6%
Cytec Surface
 Specialties          18.8    5%  20.3    6%  78.0    7%   8.0(2)   1%
Cytec Engineered
 Materials            26.7   18%  27.6   20%  78.8   18%    76.3   19%
Building Block
 Chemicals             9.9    8%  (4.3)  -6%  15.8    5%     9.7    4%
                     ------       -----      ------       -------

Earnings from
 segments             76.2    9%  60.1    8% 229.4    9%   133.6    6%

Corporate and
 Unallocated         (21.0)  (3)  (4.5)  (4) (47.9)  (5)   (10.0)  (6)
                     ------       -----      ------       -------

Earnings from
 operations         $ 55.2    6% $55.6    7%$181.5    7% $ 123.6    6%
-------------------------------- ----------------------- -------------

    (1) Includes $2.6 for amortization of inventory step up of finished goods acquired as part of the Surface Specialties acquisition and $7.0 write-off of in-process research and development expense acquired as part of the Surface Specialties acquisition.

    (2) Includes $18.2 for amortization of inventory step up of finished goods acquired as part of the Surface Specialties acquisition and $30.0 write-off of in-process research and development expense acquired as part of theSurface Specialties acquisition.

    (3) Includes $15.4 for an asset impairment charge related to our manufacturing facility in France related to our Liquid Coating Resins product line in our Cytec Surface Specialties segment, $1.1 restructuring charge related to the Specialty Chemical segments, $2.2 related to an update of our asbestos contingent liability and related receivable, and a charge of $0.2 for integration expenses related to the Surface Specialties acquisition.

    (4) Includes $1.1 restructuring charges for employee severance costs.

    (5) Includes $15.4 for an asset impairment charge related to our manufacturing facility in France related to our Liquid Coating Resins product line in our Cytec Surface Specialties segment, $23.4 of restructuring charges in the second quarter of 2006 related to our Polymer Additives product line which is part of our Cytec Performance Chemicals segment, $1.3 for integration expenses related to the Surface Specialties acquisition and a charge of $2.2 related to an update of the asbestos contingent liability.

    (6) Includes $2.4 of restructuring charges and a charge of $2.4 related to the settlement of a certain litigation matter.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
           (Dollars in millions, except per share amounts)

                                            September 30, December 31,
                                                2006          2005
--------------------------------------------------------- ------------
Assets
Current assets
  Cash and cash equivalents                        $29.3        $68.6
  Trade accounts receivable, less allowance
   for doubtful accounts of
  $6.4 and $7.8 at September 30, 2006 and
   December 31, 2005, respectively                 520.9        493.8
  Due from related party                             3.2          8.0
  Other accounts receivable                         63.4         65.9
  Inventories                                      453.4        424.7
  Deferred income taxes                             12.4         12.2
  Other current assets                              20.0         31.4
  Assets held for sale                             164.0            -
--------------------------------------------------------- ------------
Total current assets                             1,266.6      1,104.6
--------------------------------------------------------- ------------

Investment in associated companies                  21.3         20.3

Plants, equipment and facilities, at cost        1,851.8      2,064.3
     Less: accumulated depreciation               (861.2)      (988.8)
--------------------------------------------------------- ------------
       Net plant investment                        990.6      1,075.5
--------------------------------------------------------- ------------
Acquisition intangibles, net of accumulated
 amortization of
$80.3 and $51.0 at September 30, 2006 and
 December 31, 2005, respectively                   484.5        491.5
Goodwill                                         1,026.9      1,012.2
Other assets                                       103.5        106.4
--------------------------------------------------------- ------------
Total assets                                    $3,893.4     $3,810.5
--------------------------------------------------------- ------------

Liabilities
Current liabilities
  Accounts payable                                $291.5       $278.6
  Short-term borrowings                             35.3         34.3
  Current maturities of long-term debt               8.0         51.2
  Accrued expenses                                 219.3        218.3
  Income taxes payable                              30.9         43.5
  Liabilities held for sale                         15.4            -
--------------------------------------------------------- ------------
     Total current liabilities                     600.4        625.9
--------------------------------------------------------- ------------
Long-term debt                                   1,113.0      1,225.5
Pension and other postretirement benefit
 liabilities                                       424.4        432.5
Other noncurrent liabilities                       257.5        224.4
Deferred income taxes                               58.1         64.1

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized;
issued 48,132,640 shares                             0.5          0.5
Additional paid-in capital                         254.6        235.6
Retained earnings                                1,246.6      1,149.7
Unearned compensation                                  -         (2.5)
Accumulated other comprehensive income
 (loss):
  Minimum pension liability                       (115.0)      (115.0)
  Unrealized net gains on cash flow hedges           5.5          0.4
  Accumulated translation adjustments               69.1         27.6
--------------------------------------------------------- ------------
                                                   (40.4)       (87.0)
Treasury stock, at cost, 671,525 shares in
 2006 and 1,833,812 shares in 2005                 (21.3)       (58.2)
--------------------------------------------------------- ------------
Total stockholders' equity                       1,440.0      1,238.1
--------------------------------------------------------- ------------
Total liabilities and stockholders' equity      $3,893.4     $3,810.5
--------------------------------------------------------- ------------



                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)
                        (Dollars in millions)

                                                     Nine Months Ended
                                                       September 30,
----------------------------------------------------------------------
                                                        2006     2005
----------------------------------------------------------------------

Cash flows provided by (used in) operating activities
Net earnings                                          $111.4    $40.7
Earnings from discontinued operations, net of taxes        -      1.2
----------------------------------------------------------------------
Earnings from continuing operations                    111.4     39.5
Non cash items included in net earnings from
 continuing operations:
  Depreciation                                          84.5     82.7
  Amortization                                          31.3     23.6
  Share-based compensation                               8.8      1.6
  Deferred income taxes                                 12.4    (22.6)
  Write-off of acquired in-process research and
   development                                             -     37.0
  Amortization of write-up to fair value of finished
   goods purchased in acquisition                          -     20.8
  Gains on sale of assets                                  -     (1.2)
  Losses on asset write-offs                            25.3        -
  Unrealized loss on derivative instruments                -     20.9
  Cumulative effect of accounting change                 1.9        -
  Other                                                  3.2     (2.2)
Changes in operating assets and liabilities
 (excluding effect of acquisition):
  Trade accounts receivable                            (58.4)     6.4
  Other receivables                                      7.3     22.2
  Inventories                                          (48.4)     8.9
  Other assets                                          (0.8)    18.9
  Accounts payable                                      10.5    (35.0)
  Accrued expenses                                      (8.3)   (20.0)
  Income taxes payable                                 (14.5)   (29.4)
  Other liabilities                                     (5.0)    (3.6)
----------------------------------------------------------------------
Net cash provided by operating activities of
 continuing operations                                 161.2    168.5
Net cash provided by operating activities of
 discontinued operations                                   -      4.9
----------------------------------------------------------------------
Net cash provided by operating activities              161.2    173.4
----------------------------------------------------------------------
Cash flows provided by (used in) investing activities
  Additions to plants, equipment and facilities        (62.2)   (74.7)
  Proceeds received on sale of assets                      -    177.6
  Acquisition of business, net of cash received            - (1,458.7)
----------------------------------------------------------------------
Net cash used in investing activities                  (62.2)(1,355.8)
----------------------------------------------------------------------
Cash flows provided by (used in) financing activities
  Proceeds from long-term debt                         188.7    874.4
  Payments on long-term debt                          (364.6)  (292.1)
  Change in short-term borrowings                       (0.7)   467.8
  Cash dividends                                       (14.1)   (13.2)
  Proceeds from the exercise of stock options           40.5     12.8
  Deferred financing costs                                 -     (4.9)
  Excess tax benefits from share-based payment
   arrangements                                          9.4        -
  Other                                                 (0.1)    (0.7)
----------------------------------------------------------------------
Net cash provided by (used in) financing activities   (140.9) 1,044.1
----------------------------------------------------------------------
Effect of currency rate changes on cash and cash
 equivalents                                             2.6     (7.6)
----------------------------------------------------------------------
Decrease in cash and cash equivalents                  (39.3)  (145.9)
Cash and cash equivalents, beginning of period          68.6    323.8
----------------------------------------------------------------------
Cash and cash equivalents, end of period               $29.3   $177.9
----------------------------------------------------------------------

                         Cytec Industries Inc.

             Reconciliation of GAAP and Non-GAAP Measures

             Amounts in millions except per share amounts

    Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


            Three Months Ended September 30, 2006
                                                      Net      Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                       $25.0   $0.51
 - Asset impairment charge                               14.8    0.30
 - Net restructuring charge                               0.8    0.02
 - Integration costs                                      0.2       -
 - Charge related to contingent liability study update    1.6    0.03
                                                      -------- -------
Non-GAAP Net Earnings                                   $42.4   $0.87
                                                      ======== =======



            Three Months Ended September 30, 2005
                                                      Net      Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                       $35.4   $0.75
 - Restructuring charge                                   0.8    0.02
 - Gain on interest rate derivative transactions         (2.4)  (0.05)
                                                      -------- -------
Non-GAAP Net Earnings                                   $33.8   $0.72
                                                      ======== =======

    Numbers may not add due to rounding


                 Nine Months Ended September 30, 2006
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                      $111.4   $2.30
 - Asset Impairment charge                               14.8    0.31
 - Net restructuring charge                              16.5    0.34
 - Integration costs                                      0.9    0.02
 - Charge related to contingent liability study/update    1.6    0.03
 - Gain relating to a certain legal dispute             (12.5)  (0.26)
 - Income tax benefit related to completion of prior
  years audits                                           (3.5)  (0.07)
 - Cumulative effect of accounting change                 1.2    0.02
                                                      -------- -------
Non GAAP Net Earnings                                  $130.4   $2.69
                                                      ======== =======



                 Nine Months Ended September 30, 2005
                                                      Net      Diluted
                                                      Earnings   EPS
                                                      -------- -------
GAAP Net Earnings                                       $40.7   $0.88
 - Purchase accounting fair value inventory over
  manufacturing cost                                     15.2    0.33
 - Write off of in-process research and development
  costs of Surface Specialties                           37.0    0.80
 - Restructuring charge                                   1.8    0.04
 - Settlement to resolve a dispute over an
  environmental matter                                    3.2    0.07
 - Anticipated settlement of a certain litigation
  matter                                                  1.8    0.04
 - Loss on currency and interest rate derivative
  transactions                                           28.1    0.61
 - Optional redemption of Mandatory Par Put Remarketed
  Securities (MOPPRS) prior to their maturity            14.0    0.30
 - Income tax benefit reflecting favorable
  developments on tax audits with respect to prior
  years returns                                         (25.8)  (0.56)
                                                      -------- -------
Non-GAAP Net Earnings                                  $116.1   $2.52
                                                      ======== =======


    Numbers may not add due to rounding


    CONTACT: Cytec Industries Inc.
             David M. Drillock (Investment Community)
             973-357-3249
             Gail Petersen (Media)
             973-357-3319